                                                            Exhibit (a)(8)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 12, 1999 and the related Letter of Transmittal (and any amendments thereto) and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If the Purchaser becomes aware of any state where the making of the Offer is prohibited, the Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by R.J. Steichen & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                         NOTICE OF OFFER TO PURCHASE
                         FOR CASH ALL OUTSTANDING
                            SHARES OF COMMON STOCK
                                      OF
                              TSI  INCORPORATED
                                      AT
                         $14.00 NET PER SHARE IN CASH
                                      BY

                            JJF ACQUISITION, INC.

     JJF Acquisition, Inc. (the "Purchaser"), is offering to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of TSI Incorporated, a Minnesota corporation (the "Company"), at a purchase price of $14.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 12, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON WEDNESDAY, AUGUST 11, 1999, UNLESS THE OFFER IS EXTENDED TO A LATER DATE AND TIME (THE "EXPIRATION DATE"). SHARES THAT ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among, other things, (1) there being validly tendered and not withdrawn prior to the expiration date that number of shares, which, when added to the number of shares beneficially owned by Purchaser and its affiliates, represents a majority of the total number of outstanding shares of the Company on a fully diluted basis (the "Minimum Tender Condition"), (2) the Purchaser being satisfied, in its sole discretion, that the Company's shareholders have amended the Company's Bylaws to opt out of the Minnesota Control Share Acquisition Act and that the Purchaser has voting rights for all shares acquired


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

pursuant to the Offer (the "Control Share Condition"), (3) the Purchaser being satisfied, in its sole discretion, that the Company has taken appropriate measures such that the Offer is approved in accordance with the Minnesota Business Combination Act (the "Business Combination Condition"),
(4) the election by shareholder vote of Purchaser's director nominees at the 1999 Annual Meeting of Shareholders (the "Election Condition"), (5) the Purchaser being satisfied, in its sole discretion, that the Company's shareholders at their 1999 Annual Meeting have adopted five proposals to amend the Company's Articles of Incorporation and Bylaws which are designed to limit the Company's ability to take various defensive measures to hinder or prevent the Company's shareholders from considering this or other acquisition offers (the "Bylaw and Article Proposals") and (6) the Purchaser being satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to consummate the Offer (the "Financing Condition").

     THE PURCHASER URGES THE BOARD TO COOPERATE WITH THE PURCHASER IN SEEKING TO SATISFY THE CONDITIONS, THEREBY PROVIDING TO THE COMPANY'S SHAREHOLDERS THE OPPORTUNITY TO DECIDE FOR THEMSELVES WHETHER THEY WISH TO TAKE ADVANTAGE OF THE OFFER.

     The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination (the "Merger") with the Purchaser, pursuant to which each then outstanding Share (other than Shares owned by Purchaser or its affiliates) would be converted into the right to receive cash in the same amount as is received in the Offer, and the Company would become a wholly-owned subsidiary of the Purchaser.

     THIS NOTICE OF OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     The Purchaser reserves the right to assign its right to purchase Shares tendered pursuant to the Offer and its other rights under the Offer to one or more of its affiliates. Any such assignment shall not relieve the Purchaser of its obligations under the Offer and shall in no way prejudice the rights of tendering shareholders to receive payment for Shares duly tendered.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Firstar Bank of Minnesota, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter or Transmittal
(or a facsimile thereof), properly completed and duly executed, with any required signature guarantees,


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

or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The Purchaser reserves the right, in its sole discretion, to extend the Offer at any time and from time to time, notwithstanding the prior satisfaction of the conditions to the Offer. Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, August 11, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, September 13, 1999 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from that of the person who tendered such Shares. If certificates for the Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by
any method of delivery described in the second sentence of this paragraph.   All
questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser or by the Company to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.


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     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                          Call Collect (212) 843-8500
                              or CALL TOLL FREE
                                (800) 755-5001


                      The Dealer Manager for the Offer is:

                             R.J. STEICHEN & CO.
                             One Financial Plaza
                                  Suite 100
                             120 South 6th Street
                             Minneapolis, MN 55402
                                 (800) 328-4836
                                      or
                            Collect (612) 341-6200

July 12, 1999


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